EXHIBIT 104


     JOINT PRESS RELEASE FROM PIRELLI & C. S.P.A., EDIZIONE HOLDING S.P.A.,
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     EDIZIONE FINANCE INTERNATIONAL S.A., OLIMPIA S.P.A., MEDIOBANCA S.P.A.
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                       AND ASSICURAZIONI GENERALI S.P.A.
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                  OLIMPIA, MEDIOBANCA AND GENERALI ENTER INTO A
                    SHAREHOLDERS' AGREEMENT ON TELECOM ITALIA

Milan, 18 October 2006 - Today Olimpia, Pirelli, Edizione Holding, Edizione Finance International, Mediobanca and Generali have executed a shareholder's agreement by way of which Olimpia, Mediobanca and Generali have tied-up a total of 23.2% of Telecom Italia ordinary shares.

Through the execution of the agreement, the Parties intend to ensure continuity and stability of the proprietary structure and governance of Telecom Italia Group, with the objective of sustaining its industrial development in a context of economic and financial equilibrium for the creation of value for all shareholders.

The agreement, which has a duration of three years, is managed by a Board of which all the Parties are members and which Chairman will be designated by Olimpia. The agreement provides in particular for the following:

     o the obligation of the Parties to consult with each other on how to exercise their voting rights, prior to each shareholders' meeting of Telecom Italia, without prejudice to each Party's discretion to freely exercise its vote in Telecom shareholders' meetings where the Board of the pact do not unanimously agree;

     o the possibility for new parties owning at least 0.5% in Telecom Italia to join the agreement;

     o lock-up on theTelecom Italia shares tied-up in the pact, except for certain limited operational spaces;

     o the possibility that Olimpia sells all of its equity investment, subject to a right of first refusal of Mediobanca and Generali; such right of first refusal shall not apply in the case of an offer to buy the shares held by Olimpia, Mediobanca and Generali; the same mechanism is applicable in the case of a sale by Pirelli, alone or jointly with Edizione, to third parties of an interest in Olimpia exceeding 50%; up to such threshold, sales by Pirelli, alone or jointly with Edizione, of Olimpia shares are not restricted;

     o the possibility that Mediobanca and Generali purchase additional shares up to a maximum of 25% of the Telecom Italia shares contributed in the pact by each of them;

     o the possibility that Olimpia increases its share capital by way of a contribution in kind of Telecom Italia shares by new shareholders.

The agreement, which is annexed in its entirety in the Italian version to this press release, will be published in conformity with applicable laws.